 As filed with the Securities and Exchange Commission on June 14, 2013
Registration No. 333‑
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________

URSTADT BIDDLE PROPERTIES INC.
(Exact name of registrant as specified in its charter)

State of Maryland	04-2458042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 Railroad Avenue, Greenwich, CT	06830
(Address of Principal Executive Offices)	(Zip Code)

URSTADT BIDDLE PROPERTIES INC.
AMENDED AND RESTATED RESTRICTED STOCK AWARD PLAN
 (Full Title of the Plans)

Charles J. Urstadt Chairman and Chief Executive Officer Urstadt Biddle Properties Inc. 321 Railroad Avenue Greenwich, Connecticut 06830 (203) 863-8200	Willing L. Biddle President and Chief Operating Officer Urstadt Biddle Properties Inc. 321 Railroad Avenue Greenwich, Connecticut 06830 (203) 863-8200
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	600,000	$18.58 (2)	$11,148,000 (2)	$1,521 (2)
Class A Common Stock	600,000	$21.19 (3)	$12,714,000 (3)	$1,735 (3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Common Stock and Class A Common Stock of Urstadt Biddle Properties Inc. (the "Registrant" or the "Company"), that become issuable under the Registrant's Amended and Restated Restricted Stock Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for purposes of calculating the registration fee, and pursuant to Rules 457(c) and 457(h) under the Securities Act, computed based upon the average of the high and low prices of the Registrant's Common Stock reported on the New York Stock Exchange on June 11, 2013.

(3)
Estimated solely for purposes of calculating the registration fee, and pursuant to Rules 457(c) and 457(h) under the Securities Act, computed based upon the average of the high and low prices of the Registrant's Class A Common Stock reported on the New York Stock Exchange on June 11, 2013.

REGISTRATION OF ADDITIONAL SECURITIES
PURSUANT TO GENERAL INSTRUCTION E

On March 21, 2013, the stockholders of Urstadt Biddle Properties Inc. (the "Company" or the "Registrant") approved an amendment to the Company's Amended and Restated Restricted Stock Award Plan (as amended the "Plan"), increasing the maximum number of shares of stock available for issuance thereunder by 600,000 shares, which may be issued in any combination of Common Stock and Class A Common Stock as the Company's Compensation Committee may determine in its discretion (the "Additional Shares").  This Registration Statement on Form S-8 is being filed in order to register such Additional Shares which may be offered and sold to participants under the Plan, which Additional Shares are in addition to (i) the 340,050 shares of Common Stock and 340,050 shares of Class A Common Stock registered on the Company's Form S-8 filed on February 12, 2009 (SEC File No. 333-157283), (ii) the 300,000 shares of Common Stock and 300,000 shares of Class A Common Stock registered on the Company's Form S-8 filed on March 31, 2010 (SEC File No. 333-165807) and (iii) the 500,000 shares of Common Stock and 500,000 shares of Class A Common Stock registered on the Company's Form S-8 filed on July 8, 2011 (SEC File No. 333-175405) (collectively, the "Prior Registration Statements").  Accordingly, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.  The documents containing the information specified in this Item have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.
 Item 2.    Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.  The documents containing the information specified in this Item have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                Incorporation of Documents by Reference

The following documents which have heretofore been filed by the Company (Commission File No. 001-12803) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:
(a)	The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2012;
(b)	The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2013 and April 30, 2013;
(c)
The Company's Current Reports on Form 8-K filed on December 18, 2012, March 22, 2013, April 25, 2013, May 30, 2013 and (solely as to Item 5.02 information and the related press release dated June 6, 2013 filed under Item 9.01) June 10, 2013;

(d)
The description of the Company's Common Stock contained in the Company's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(e)
The description of the Company's Class A Common Stock contained in the Company's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Securities and Exchange Commission (the "SEC") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the Common Stock and Class A Common Stock offered hereby have been sold or which deregisters all Common Stock and Class A Common Stock then remaining unsold shall be deemed to be automatically incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents; provided, however, that the Company is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K, unless, and to the extent, specified in any such current report on Form 8-K.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall only be deemed to be a part of this Registration Statement as so modified or superseded.
Item 4.              Description of Securities

Not applicable
Item 5.                        Interests of Named Experts and Counsel

Not applicable

Item 6.              Indemnification of Directors and Officers

Charter and bylaws.  The charter of the Company provides that the Company has the power, by its bylaws or by resolution of the board of directors, to indemnify directors, officers, employees and agents, provided that indemnification is consistent with applicable law.  The bylaws provide that the Company will indemnify, to the fullest extent permitted from time to time by applicable law, its directors, officers, employees and agents and any person serving at its request as a director, officer or employee of another corporation or entity, who by reason of that status or service is or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding.  According to the Company's bylaws, indemnification will be against all liability and loss suffered and expenses, including attorneys' fees, judgments, fines, penalties and amounts paid in settlement, reasonably incurred by the indemnified person in connection with the proceeding.  The bylaws provide, however, that the Company will not be required to indemnify a person in connection with an action, suit or proceeding initiated by that person unless it was authorized by the board of directors.  The bylaws provide that the Company will pay or reimburse reasonable expenses in advance of final disposition of a proceeding and without requiring a preliminary determination of the ultimate entitlement to indemnification, provided that the individual seeking payment provides (a) a written affirmation of the individual's good faith belief that the individual meets the standard of conduct necessary for indemnification under the laws of the State of Maryland, and (b) a written undertaking to repay the amount advanced if it is ultimately determined that the applicable standard of conduct has not been met.  The charter of the Company limits the liability of the Company's officers and directors to the Company and its stockholders for money damages to the maximum extent permitted by Maryland law.

Indemnification Agreements.  The Company has entered into indemnification agreements with certain of its directors, indemnifying them against expenses, settlements, judgments and levies incurred in connection with any action, suit or proceeding, whether civil or criminal, where the individual's involvement is by reason of the fact that he is or was a director.

Maryland General Corporation Law.  The Maryland General Corporation Law (the "MGCL") permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the corporation or at the corporation's request, unless it is established that (i) the act or omission of the person was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.  The MGCL does not permit indemnification in respect of any proceeding in which the person seeking indemnification is adjudged to be liable to the corporation.  Further, a person may not be indemnified for a proceeding brought by that person against the corporation, except (i) for a proceeding brought to enforce indemnification or (ii) if the corporation's charter or bylaws, a resolution of the board of directors or an agreement approved by the board of directors to which the corporation is a party expressly provides otherwise.  Under the MGCL, reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by the corporation in advance of final disposition of the proceeding upon receipt by the corporation of (i) a written affirmation by the person of his or her good faith belief that the standard of conduct necessary for indemnification has been met and (ii) a written undertaking by or on behalf of the person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.  The MGCL also requires a corporation (unless limited by the corporation's charter) to indemnify a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding against reasonable expenses incurred by the director in connection with the proceeding in which the director or officer has been successful.  The Company's charter contains no such limitation.  The MGCL permits a corporation to limit the liability of its officers and directors to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a final judgment adverse to the person is entered based on a finding that the person's act or omission was the result of active or deliberate dishonesty and was material to the cause of action adjudicated.

SEC Position.                                        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.              Exemption from Registration Claimed

Not Applicable
Item 8.               Exhibits

The following is a list of exhibits filed or incorporated by reference as part of this Registration Statement.
4
Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended April 30, 2013) (SEC File No. 001-12803).

5	Opinion of Miles & Stockbridge P.C.

23.1	Consent of PKF O'Connor Davies, a Division of O'Connor Davies, LLP.

23.2	Consent of Miles & Stockbridge P.C. (included in Exhibit 5).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9.               Undertakings

(a)            The Company hereby undertakes:
             (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)            The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on June 14, 2013.

URSTADT BIDDLE PROPERTIES INC.

By:            /s/ Willing L. Biddle
Willing L. Biddle
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles J. Urstadt and Willing L. Biddle his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary and requisite to be done, as fully and to all the intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles J. Urstadt	Chairman of the Board, Chief Executive Officer and	June 14, 2013
Charles J. Urstadt	Director (Principal Executive Officer)

/s/ Willing L. Biddle	President and Director	June 14, 2013
Willing L. Biddle

/s/ John T. Hayes	Senior Vice President and Chief Financial Officer (Principal	June 14, 2013
John T. Hayes	Financial Officer and Principal Accounting Officer)

/s/ Kevin J. Bannon	Director	June 14, 2013
Kevin J. Bannon

/s/ Catherine U. Biddle	Director	June 14, 2013
Catherine U. Biddle

/s/ E. Virgil Conway	Director	June 14, 2013
E. Virgil Conway

/s/ Robert R. Douglass	Director	June 14, 2013
Robert R. Douglass

/s/ Richard Grellier	Director	June 14, 2013
Richard Grellier

/s/ George H. C. Lawrence	Director	June 14, 2013
George H.C. Lawrence

/s/ Robert J. Mueller	Director	June 14, 2013
Robert J. Mueller

/s/ Charles D. Urstadt	Director	June 14, 2013
Charles D. Urstadt

EXHIBIT INDEX

Exhibit
Number	Description of Document
4
Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended April 30, 2013) (SEC File No. 001-12803).

5	Opinion of Miles & Stockbridge P.C.

23.1	Consent of PKF O'Connor Davies, a Division of O'Connor Davies, LLP.

23.2	Consent of Miles & Stockbridge P.C. (included in Exhibit 5).

24.1	Power of Attorney (included on the signature page to this Registration Statement).